Exhibit 8.1

September 24, 2001



Greyhound Funding LLC
900 Old Country Road
Garden City, New York 11530

Re: Federal Tax Classification of the Origination Trust, Raven Funding LLC, Greyhound Funding LLC, and Hunt Valley LLC
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Ladies and Gentlemen:

         We have acted as special counsel to Greyhound Funding LLC, a Delaware limited liability company, in connection with the transactions contemplated by (i) the Amended and Restated Origination Trust Agreement, dated as of June 30, 1999 (the "Origination Trust Agreement") by and among Raven Funding LLC, a Delaware limited liability company ("SPV"), as successor settlor and initial beneficiary, PHH Vehicle Management Services LLC, a Delaware limited liability company ("VMS"), as existing settlor and initial beneficiary and the successor UTI Trustee, and Wilmington Trust Company, a Delaware banking association (the "Delaware Trustee"), which created a Delaware business trust known as the "D.L. Peterson Trust" (the "Trust"); (ii) the Amended and Restated Limited Liability Company Agreement of Raven Funding LLC, dated as of the 28th day of October, 1999 (the "Raven LLC Agreement");
(iii) the Amended and Restated Limited Liability Company Agreement of Greyhound Funding LLC (the "Issuer"), dated as of October 28, 1999 (the "Greyhound LLC Agreement"); and (iv) the Limited Liability Company Agreement of Hunt Valley LLC (the "PMI Issuer"), dated as of October 28, 1999 (the "Hunt Valley LLC Agreement"). Capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in the Transaction Documents.

         In connection with the transactions contemplated by the Indenture, you have requested our advice as to the U.S. federal income tax and New York State income and franchise tax classifications applicable to the Trust, the SPV, the Issuer, and the PMI Issuer (each, a "Pass-Through Entity").


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         In rendering the opinions set forth herein, we have examined and relied on originals or copies, certified to our satisfaction, of the Origination Trust Agreement, the Raven LLC Agreement, the Greyhound LLC Agreement, the Hunt Valley LLC and other documents prepared in connection therewith as we have deemed necessary or appropriate as a basis for the opinions set forth below. We have also examined and relied upon the representations and warranties made in or pursuant to, and we have assumed compliance with the covenants and agreements set forth in, the Transaction Documents, and have made such other investigations, as in our judgment are necessary or appropriate to enable us to render the opinions expressed below. Our opinions are also based on our understanding of certain assumptions related to each of the Pass-Through Entities as set forth herein.

         In rendering our opinions, we have also considered and relied upon the U.S. Internal Revenue Code of 1986, as amended (the "Code"), administrative rulings, judicial decisions, U.S. Treasury Regulations, and such other authorities as we have deemed appropriate. The statutory provisions, U.S. Treasury Regulations, interpretations, and other authorities upon which our opinions are based are subject to change, and such changes could apply retroactively. In addition, there can be no assurance that positions contrary to those stated in our opinions will not be taken by the Internal Revenue Service.

         Under final Treasury Regulations under the Code, none of the Pass-Through Entities will be classified as an association taxable as a corporation for U.S. federal income tax purposes, absent an affirmative election to the contrary. Reg. ss. 301.7701-3(b)(1). The Treasury Regulations provide that such an election must be made by either each member of the electing entity who is an owner at the time the election is filed or any officer, manager, or member of the electing entity who is authorized to make the election. Reg. ss. 301.7701-3(c)(2)(i). Section 5.8 of the Origination Trust Agreement provides that neither the Trust nor any Trustee shall make or authorize any Person to make an election to have the Trust classified or taxed as a corporation for federal income tax purposes or any applicable state or local income or franchise tax purposes. Section 14 of the Raven LLC Agreement provides that neither the SPV nor any Manager or Member shall make or authorize any Person to make an election to have the SPV classified or taxed as a corporation for federal income tax purposes or any applicable state or local income or franchise tax purposes. Section 11.2 of the Greyhound LLC Agreement provides that neither the Issuer nor any Manager or Member shall make or authorize any Person to make an election for the Issuer to be classified or taxed as a corporation for federal income tax purposes or any applicable state or local income or franchise tax purposes. Section 11.2 of the Hunt Valley LLC Agreement provides that neither the PMI Issuer nor any Manager or Member shall make or authorize any Person to make an election for the PMI Issuer to be classified or taxed as a corporation for federal income tax purposes or any applicable state or local income or franchise tax purposes. We assume that no election will be made by any of the Pass-Through Entities, any Trustee, Manager, Member or any other Person to treat any of the Pass-Through Entities as an association taxable as a corporation for U.S. federal income tax purposes. Based upon the foregoing and subject to the discussion of publicly traded partnership status below, it is our opinion that none of the Pass-Through Entities will be treated as an association taxable as a corporation for U.S. federal income tax purposes.

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         One or more of the Pass-Through Entities may be classified as a partnership for federal income tax purposes. Notwithstanding classification as a partnership, however, a partnership will generally be taxed as a corporation for U.S. federal income tax purposes if it is a "publicly traded partnership" as defined in Section 7704 of the Code. A publicly traded partnership is a partnership the interests in which either are traded on an established securities market or are readily tradable on a secondary market or the substantial equivalent thereof.

         For purposes of the publicly traded partnership provisions, an established securities market includes a national securities exchange registered under the Securities Exchange Act of 1934 (the "Exchange Act"), a foreign securities exchange that satisfies regulatory requirements that are analogous to the regulatory requirements under the Exchange Act, a regional or local exchange, and an interdealer quotation system that regularly disseminates firm buy or sell quotations by identified brokers or dealers by electronic means or otherwise. Reg. ss. 1.7704-1(b). Section 9.7 of the Origination Trust Agreement provides that (i) each of the Initial Beneficiary and each Trustee covenants and agrees that it will not transfer, assign, participate, pledge or otherwise dispose of its interest in the Trust, or cause its interest to be marketed, on or through an established securities market and (ii) any transferee of a beneficial interest in the Trust will be required to make a similar representation. Section 15 of the Raven LLC Agreement provides that (i) each Member covenants and agrees that it will not transfer, assign, participate, pledge or otherwise dispose of its interest in the SPV, or cause its interest to be marketed, on or through an established securities market and (ii) any transferee of an interest in the SPV will be required to make a similar representation. Section 12.6 of the Greyhound LLC Agreement provides that (i) each of the Members covenants and agrees that it will not transfer, assign, participate, pledge or otherwise dispose of its interest in the Issuer, or cause its interest to be marketed, on or through an established securities market and (ii) any transferee of an interest in the Issuer will be required to make a similar representation. Section 12.6 of the Hunt Valley LLC Agreement provides that (i) each of the Members covenants and agrees that it will not transfer, assign, participate, pledge or otherwise dispose of its interest in the PMI Issuer, or cause its interest to be marketed, on or through an established securities market and (ii) any transferee of an interest in the PMI Issuer will be required to make a similar representation.

         In order to avoid publicly traded partnership status, no interest in any of the Pass-Through Entities should be traded on a secondary market or the substantial equivalent of a secondary market. Under a "private placement" safe harbor in the Treasury Regulations, interests in a partnership are not readily tradable on a secondary market or the substantial equivalent thereof if (i) all interests in the partnership were issued in a transaction that was not required to be registered under the Securities Act of 1933, as amended (the "Securities Act") and (ii) the partnership has no more than 100 partners. Reg. ss. 1.7704-1(h)(1). For purposes of determining the number of partners in a partnership, a person (the "beneficial owner") indirectly owning an interest in the partnership through a partnership, grantor trust or S corporation (the "flow-through entity") shall be considered a partner, but only if (i) substantially all of the value of the beneficial owner's interest in the flow-through entity is attributable to the flow-through entity's interest (direct or indirect) in the partnership and (ii) a principal purpose of the use of the tiered arrangement is to satisfy the 100-partner limitation (the "look-through rule of the Treasury Regulations"). Reg. ss. 1.7704-1(h)(3). The interests in each of the Pass-Through Entities have

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been and will be issued in transactions that are exempt from the registration requirements of the Securities Act, and therefore the first requirement of the private placement safe harbor would be satisfied for each of the Pass-Through Entities. Clause 4.2(e) of the Origination Trust Agreement provides that no interest in any SUBI, SUBI Certificate or SUBI Portfolio shall be transferred, assigned, sold or conveyed if, as the result of such transfer, assignment, sale or conveyance, the Trust would become a publicly traded partnership. Sections 10 and 12 of the Raven LLC Agreement provide, respectively, that a Member may not transfer its interest in the SPV, and the SPV may not admit any additional member, if such transfer or admission would cause there to be more than 100 members or otherwise cause the Trust, the Issuer, the PMI Issuer or the SPV to be classified as a publicly traded partnership taxable as a corporation. Clauses 9.1(e), 10.1(e) and 12.3(b) of the Greyhound LLC Agreement provide, respectively, that the Issuer may not issue any Senior Preferred Membership Interest or Junior Preferred Membership Interest, and no transfer of a Preferred Membership Certificate shall be made, if such issuance or transfer would cause there to be more than 50 members or otherwise cause the Trust or the Issuer to be classified as a publicly traded partnership taxable as a corporation. Clauses 9.1(e), 10.1(e) and 12.3(b) of the Hunt Valley LLC Agreement provide, respectively, that the PMI Issuer may not issue any Senior Preferred Membership Interest or Junior Preferred Membership Interest, and no transfer of a Preferred Membership Certificate shall be made, if such issuance or transfer would cause there to be more than 10 members or otherwise cause the Trust, the Issuer or the PMI Issuer to be classified as a publicly traded partnership taxable as a corporation. Based on the foregoing, it is our opinion that none of the Pass-Through Entities will be treated as a publicly traded partnership taxable as a corporation under Section 7704 of the Code.

         The classification of business entities for New York State income and franchise tax purposes generally follows the classification for federal income tax purposes. The New York State Department of Taxation and Finance has advised that it has been established that the classification of a limited liability company for New York State tax purposes will follow the classification accorded the limited liability company for federal income tax purposes. State of New York Commissioner of Taxation and Finance, Advisory Opinion, July 24, 1996, Petition No. C960402B. Furthermore, where a business trust is treated as a partnership rather than an association taxable as a corporation for federal income tax purposes, such business trust is not considered a corporation for New York State tax purposes. State of New York Commissioner of Taxation and Finance, Advisory Opinion, October 14, 1994, Petition No. C940607A. We assume that no election will be made by any of the Pass-Through Entities, any Trustee, Manager, Member or any other Person to treat any of the Pass-Through Entities as an association taxable as a corporation for New York State income or franchise tax purposes. Based on the foregoing and our assumptions and opinions above that none of the Pass-Through Entities will be treated as an association or publicly traded partnership taxable as a corporation for U.S. federal income tax purposes, it is our opinion that none of the Pass-Through Entities will be treated as an association taxable as a corporation for New York State income or franchise tax purposes.

         Our opinions contained herein are limited solely to the question of whether any of the Pass-Through Entities will be treated as an association or publicly traded partnership taxable as a corporation for U.S. federal or New York State income or franchise tax purposes. Except for the



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opinions set forth above, we express no opinion herein as to any other tax consequences of the Pass-Through Entities to any party under U.S. federal, state, local or foreign laws.

         We are furnishing this opinion to you solely for the benefit of you, your members and the holders of the series 2001-1 notes, and this opinion may not be used, circulated, quoted, or otherwise referred to for any purpose without our express written consent in each instance.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement on Form S-1 (No. 333-40708) and to the reference to our firm under the captions "Material Federal and Certain State Income Tax Consequences" and "Legal Matters" therein.

                                                     Very truly yours,


                                                     /s/ White & Case LLP

                                                     WHITE & CASE LLP

JFH:MPD:CMO